Exhibit 99.1

          Majority Shareholder of Intraop Medical Corporation
              Approves Merger with Intraop Medical, Inc.

    SALT LAKE CITY--(BUSINESS WIRE)--Sept. 7, 2004--Intraop Medical Corporation, a Nevada corporation (the "Company") (OTCBB:IOPM), announced today that Mr. Shamy, the holder of record of 20,000,000 shares of the Company's common stock, representing 89.75% of the Company's outstanding 22,284,000 shares of common stock, has approved the merger with its proposed merger target, Intraop Medical, Inc., a privately held Delaware corporation (the "Target"). The merger will become effective after the Securities and Exchange Commission (the "SEC") approves the Company's Information Statement on Schedule 14C (the "Information Statement") and 20 days have passed subsequent to the Company's distribution of the approved Information Statement to its shareholders. The shareholders of the Target have already approved the merger. The Company expects to submit its revised Information Statement to the SEC this month.

    Intraop Medical Corporation, headquartered in Salt Lake City,
Utah, currently has no operations or business, and has entered into an Agreement and Plan of Reorganization dated February 24, 2004, as amended to date, to acquire the Target.

    Intraop Medical, Inc., a private company headquartered in Santa Clara, Calif., manufactures and distributes the Mobetron, a proprietary mobile and self-shielded linear accelerator used to treat cancer patients in the operating room. The Mobetron allows doctors to deliver radiation directly to the residual tumor or tumor bed during the surgical procedure for cancer. This technique, called "Intraoperative Radiation Therapy" or "IORT," has been shown to improve local control and survival for many types of cancers. The Mobetron is the only IORT unit that is both mobile and requires no shielding for use in the operating room. To date, ten Mobetrons have been delivered to hospitals in the U.S., Europe and Japan. The Mobetron has 510k certification, as well as CE Mark, JIS approval (Japan), and SDA approval (China). Website: www.intraopmedical.com

    Safe Harbor Regarding "Forward-Looking Statements"

    This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are made as of today's date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as "anticipate," "will," "intend," and similar words and phrases which denote and may depend on future events. Our assumptions underlying these statements are also "forward-looking" statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. Among these risks and uncertainties are the parties' inability to successfully complete due diligence, the Company's inability to raise operating capital through loans or the sale of equity securities, and other risks and uncertainties discussed in the filings of Intraop Medical Corporation with the Securities and Exchange Commission, which are available from its website at www.sec.gov.


    CONTACT: Intraop Medical, Inc.
             Donald A. Goer, 408-986-6020
               or
             Summit Financial Partners, LLC
             Anthony D. Altavilla, 317-218-0204